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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman LaSalle Monthly Dividend Real Estate Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-105799 on Form N-1A of our report dated February 25, 2005, relating to the financial statements of Seligman LaSalle Monthly Dividend Real Estate Fund, Inc., appearing in the Annual Report to Shareholders of Seligman LaSalle Monthly Dividend Real Estate Fund, Inc. for the year ended December 31, 2004, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses, which are parts of such Registration Statement, and to the references to us under the captions "General Information - Independent Registered Public Accounting Firm" in the Statement of Additional Information and "Financial Highlights" in the Prospectuses.


/s/ DELOITTE & TOUCHE LLP

New York, New York
April 26, 2005